EXHIBIT 99.2

Cortland Bancorp Declares Quarterly Cash Dividend of $0.07 Per Share

CORTLAND, Ohio, July 26, 2016 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share.  The dividend will be payable on September 1, 2016, to shareholders of record as of the close of business on August 10, 2016.

“We are pleased that our strong financial results have again allowed us to pay our quarterly cash dividend,” said James Gasior, President and Chief Executive Officer.  “Our quarterly cash dividend reflects our continuing commitment to provide an attractive return to our shareholders.”  At the stock price of $15.76 per share at the close of the market on July 25, 2016, the current dividend equates to a yield of 1.9% on an annualized basis.

Cortland Bancorp recently reported earnings of $1.2 million, or $0.27 per share, for the second quarter of 2016, up 28% from $916,000, or $0.21 per share, for the second quarter of 2015.  Year-to-date, earnings were $2.5 million or $0.58 per share, versus $2.1 million or $0.46 per share in 2015, an increase of 23%.

About Cortland Bancorp
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two financial service centers in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Banks visit http://www.cortland-banks.com.

CONTACT:
James M. Gasior, President & CEO
(330) 282-4111